A special meeting of the fund's shareholders was held on August 16, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	2,805,613,316.45	96.421
Withheld	104,131,407.78	3.579
TOTAL	2,909,744,724.23	100.000
Albert R. Gamper, Jr.
Affirmative	2,800,235,214.62	96.236
Withheld	109,509,509.61	3.764
TOTAL	2,909,744,724.23	100.000
Robert M. Gates
Affirmative	2,796,124,640.48	96.095
Withheld	113,620,083.75	3.905
TOTAL	2,909,744,724.23	100.000
George H. Heilmeier
Affirmative	2,793,322,349.05	95.999
Withheld	116,422,375.18	4.001
TOTAL	2,909,744,724.23	100.000
Edward C. Johnson 3d
Affirmative	2,781,008,682.46	95.576
Withheld	128,736,041.77	4.424
TOTAL	2,909,744,724.23	100.000
Stephen P. Jonas
Affirmative	2,798,874,568.20	96.190
Withheld	110,870,156.03	3.810
TOTAL	2,909,744,724.23	100.000
James H. KeyesB
Affirmative	2,797,266,493.37	96.134
Withheld	112,478,230.86	3.866
TOTAL	2,909,744,724.23	100.000
Marie L. Knowles
Affirmative	2,798,755,078.84	96.186
Withheld	110,989,645.39	3.814
TOTAL	2,909,744,724.23	100.000
Ned C. Lautenbach
Affirmative	2,798,797,537.94	96.187
Withheld	110,947,186.29	3.813
TOTAL	2,909,744,724.23	100.000
William O. McCoy
Affirmative	2,788,096,337.05	95.819
Withheld	121,648,387.18	4.181
TOTAL	2,909,744,724.23	100.000
Robert L. Reynolds
Affirmative	2,799,388,261.36	96.207
Withheld	110,356,462.87	3.793
TOTAL	2,909,744,724.23	100.000
Cornelia M. Small
Affirmative	2,802,100,271.38	96.301
Withheld	107,644,452.85	3.699
TOTAL	2,909,744,724.23	100.000
William S. Stavropoulos
Affirmative	2,791,466,857.29	95.935
Withheld	118,277,866.94	4.065
TOTAL	2,909,744,724.23	100.000
Kenneth L. Wolfe
Affirmative	2,795,213,535.74	96.064
Withheld	114,531,188.49	3.936
TOTAL	2,909,744,724.23	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.